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                 NOTICE OF ANNOUNCEMENT OF SETTLEMENT RATES FOR
             7.50% ADJUSTABLE CONVERSION-RATE EQUITY SECURITY UNITS

                                                               December 21, 2000



Holders of 7.50% Adjustable Conversion-rate Equity Security Units:

         Pursuant to Section 507 of the Purchase Contract Agreement, dated as of June 21, 1991 (the "Purchase Contract Agreement"), between The Seagram Company Ltd. ("Seagram") and The Bank of New York, as purchase contract agent, as supplemented by the Supplemental Agreement, dated as of December 8, 2000, entered into by Vivendi Universal, Seagram hereby notifies you that, as a result of the combination among Seagram, Vivendi and CANAL+ (the "Vivendi merger") on December 8, 2000 to form Vivendi Universal and as required by the Purchase Contract Agreement, the settlement rate for its 7.50% Adjustable Conversion-rate Equity Security Units (the "units") has been fixed at 0.7535 American depositary shares of Vivendi Universal ("Vivendi Universal ADSs") per purchase contract.

         The settlement rate has been calculated pursuant to the provisions set forth in the Purchase Contract Agreement. Under the terms of the Purchase Contract Agreement, the combination of Seagram with Vivendi and CANAL+ constituted a "reorganization event." Upon such an event, each holder of units became entitled to receive, on the stock purchase date with respect to each purchase contract forming a part thereof, the kind and amount of securities, cash and other property receivable upon such reorganization event by a holder of Seagram common shares, adjusted to reflect the settlement rate, as if the stock purchase date had occurred immediately prior to the reorganization event. Holders of Seagram common shares received 0.8 Vivendi Universal ADSs for each Seagram common share (the "exchange ratio") in the Viviendi merger. Accordingly, Seagram has determined that:

         (A) the stock purchase date for purposes of making such calculation is December 8, 2000, the date the Vivendi merger became effective;

         (B) the average trading price (the average of the closing prices per share of Seagram common stock on each of the twenty consecutive trading days ending on the last trading day immediately preceding the assumed stock purchase date) was $53.2188 per share;

         (C) because the average trading price of $53.2188 is less than the threshold appreciation price ($60.15) but greater than the stated amount ($50.125), the settlement rate is a fractional share per purchase contract equal to the stated amount divided by the average trading price (rounded upward or downward to the nearest 1/10,000th of a share), and thus the settlement rate is equal to 0.9419 of a share of Seagram common stock per purchase contract; and
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         (D)      as a result of the Vivendi merger, holders of units are now entitled to receive 0.7535 Vivendi Universal ADSs per purchase contract based on a settlement rate of 0.9419 of a share of Seagram common stock per purchase contract and the exchange ratio of 0.8 Vivendi Universal ADSs for each Seagram common share as set forth below:



Settlement Rate x Exchange Ratio    =  0.9419 Common Shares   x  0.8 Vivendi Universal ADSs   =   0.7535 Vivendi Universal ADSs
                                       --------------------      --------------------------       -----------------------------
                                        Purchase Contract             1 Common Share                    Purchase Contract


         As a result of the Vivendi merger and as required by the Purchase Contract Agreement, the early settlement rate for the units has been fixed at
0.6667 Vivendi Universal ADSs per purchase contract. As specified in the Purchase Contract Agreement, this early settlement rate is calculated by multiplying the exchange ratio (0.8 Vivendi Universal ADSs per Seagram common share) by the pre-reorganization event early settlement rate (0.83333 of a Seagram common share per purchase contract).

         The final settlement date for the purchase contracts underlying the units remains June 21, 2002.